Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2016

NASHVILLE, TN, March 14, 2017 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2016.

Operating Results

Revenues for the three months ended December 31, 2016 decreased 1% to $87.8 million from $88.5 million in the same period in the prior year. Revenues for the year ended December 31, 2016 increased 17% to $389.6 million from $331.9 million in the same period in the prior year.

Loss before income taxes for the three months ended December 31, 2016 was $5.8 million, compared with income before income taxes of $0.5 million for the three months ended December 31, 2015. Net loss for the three months ended December 31, 2016 was $3.5 million, compared with net income of $0.3 million for the three months ended December 31, 2015. For the three months ended December 31, 2016, we recognized $2.6 million of unfavorable prior period loss development.

Loss before income taxes for the year ended December 31, 2016 was $45.1 million, compared with loss before income taxes of $2.6 million for the year ended December 31, 2015. Net loss for the year ended December 31, 2016 was $29.3 million, compared with net loss of $1.9 million for the year ended December 31, 2015.

For the year ended December 31, 2016, we recognized $30.6 million of unfavorable prior period loss development. Conversely, the year was favorably impacted by a $1.2 million gain on the sale of foreclosed real estate along with net realized gains on investments of $4.8 million from the sales of fixed maturities that were sold to increase the statutory capital and surplus of our insurance company subsidiaries. The year ended December 31, 2015 included $3.7 million of costs related to a litigation settlement.

President and Chief Executive Officer, Ken Russell, commented “While the loss ratio for the recent quarter was negatively impacted by additional loss development, we believe that there are indications that the cloud of uncertainty from prior period losses is coming to an end. Remaining committed to our goal of returning the Company to profitability, management has made significant efforts to improve our risk management through rate increases, risk segmentation and key additions to the senior staff of our claims handling and product teams. Numerous initiatives have been implemented as part of our strategic plan to curtail unprofitable production, and positive trends are anticipated regarding both claims severity and frequency.”

Loss Ratio. The loss ratio was 91.9% for the three months ended December 31, 2016, compared with 84.4% for the three months ended December 31, 2015. The loss ratio was 101.9% for the year ended December 31, 2016, compared with 82.0% for the year ended December 31, 2015.  We experienced unfavorable development related to prior periods of $2.6 million for the three months ended December 31, 2016, compared with favorable development related to prior periods of $0.1 million for the three months ended December 31, 2015. For the year ended December 31, 2016, we experienced unfavorable development related to prior periods of $30.6 million, compared with $0.8 million for the year ended December 31, 2015. The unfavorable loss development for the year ended December 31, 2016 was the result of increased losses primarily from the 2015 accident year across all major coverages. The most significant causes of the development were a greater than usual emergence of reported claims and higher bodily injury severity.

Excluding the development related to prior periods for the three months ended December 31, 2016 and 2015, the loss ratios were 88.2% and 88.5%, respectively. Excluding the development related to prior fiscal years, the loss ratios for the years ended December 31, 2016 and 2015 were 91.8% and 81.7%, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claim frequency across all major coverages and higher bodily injury severity. We believe that an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy, along with an increase in distracted driving, has been a contributing factor to an industry-wide increase in frequency. In response, the Company has continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level and strengthen its claims organization and processes. These rate actions, as well as changes in coverage mix, the number of vehicles and vehicle type insured, have resulted in a 13.6% year-over-year increase in our average in-force premium.

Revenues. Premiums earned decreased slightly to $69.3 million for the three months ended December 31, 2016, from $69.6 million for the three months ended December 31, 2015. For the year ended December 31, 2016 premiums earned increased by $36.3 million, or 13.6%, to $303.3 million from $267.0 million for the year ended December 31, 2015. This improvement was due to higher average premiums resulting from our rate increases throughout the year. While during 2016, our total policies-in-force declined 14.5%, this targeted decline was more than offset by a 13.6% year-over-year increase in our average in-force premium.

Commission and fee income decreased slightly to $17.5 million for the three months ended December 31, 2016, from $17.6 million for the three months ended December 31, 2015. Commission and fee income increased by $15.7 million, or 26%, to $75.6 million for the year ended December 31, 2016, from $59.9 million for the year ended December 31, 2015. Revenue from the former Titan retail locations acquired on July 1, 2015 accounted for the majority of the year-over-year increase. The remaining increase in commission and fee income was a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations.

Expense Ratio. The expense ratio was 15.7% for the three months ended December 31, 2016, compared with 14.9% for the three months ended December 31, 2015. The expense ratio was 14.6% for the year ended December 31, 2016, compared with 17.8% for the year ended December 31, 2015. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent) and our efforts on cost containment.

Combined Ratio. The combined ratio increased to 107.6% for the three months ended December 31, 2016 from 99.3% for the three months ended December 31, 2015. For the year ended December 31, 2016, the combined ratio increased to 116.5% from 99.8% for the year ended December 31, 2015.

Next Release of Financial Results

We currently plan to report our financial results for the three months ending March 31, 2017 on May 9, 2017 which will also serve at the date of our 2017 Annual Meeting of Stockholders.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 14 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At December 31, 2016, we leased and operated 355 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Premiums earned	$69,331	$69,564	$303,328	$266,987
Commission and fee income	17,541	17,640	75,596	59,892
Investment income	854	1,329	4,649	5,024
Gain on sale of foreclosed real estate	—	—	1,237	—
Net realized gains (losses) on investments, available-for-sale (includes $4,745 of accumulated other comprehensive loss reclassification for net unrealized gains in 2016)	80	2	4,813	(11)
	87,806	88,535	389,623	331,892
Costs and expenses:
Losses and loss adjustment expenses	63,740	58,727	309,002	219,031
Insurance operating expenses	27,609	27,215	116,510	105,254
Other operating expenses	287	245	1,219	1,126
Litigation settlement	—	32	—	3,677
Stock-based compensation	43	35	207	144
Depreciation	606	527	2,540	1,751
Amortization of identifiable intangible assets	239	253	956	514
Interest expense	1,106	1,043	4,319	2,967
	93,630	88,077	434,753	334,464
(Loss) income before income taxes	(5,824)	458	(45,130)	(2,572)
(Benefit) provision for income taxes	(2,277)	171	(15,848)	(642)
Net (loss) income	$(3,547)	$287	$(29,282)	$(1,930)
Net (loss) income per share:
Basic	$(0.09)	$0.01	$(0.71)	$(0.05)
Diluted	$(0.09)	$0.01	$(0.71)	$(0.05)
Number of shares used to calculate net (loss) income per share:
Basic	41,041	41,041	41,085	41,030
Diluted	41,041	41,375	41,085	41,030

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2016	2015
ASSETS
Investments, available-for-sale at fair value (amortized cost of $117,902 and $128,304, respectively)	$117,212	$131,582
Cash, cash equivalents, and restricted cash	118,681	115,587
Premiums, fees, and commissions receivable, net of allowance of $279 and $454	66,393	69,881
Deferred tax assets, net	35,641	18,301
Other investments	9,994	11,256
Other assets	6,078	6,950
Property and equipment, net	4,213	5,141
Deferred acquisition costs	4,852	5,509
Goodwill	29,384	29,429
Identifiable intangible assets, net	7,626	8,491
TOTAL ASSETS	$400,074	$402,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$161,079	$122,071
Unearned premiums and fees	78,861	83,426
Debentures payable	40,302	40,256
Term loan from principal stockholder	29,779	29,753
Accrued expenses	7,089	7,345
Other liabilities	10,476	15,606
Total liabilities	327,586	298,457
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,160 and 41,060 issued and outstanding, respectively	412	411
Additional paid-in capital	457,750	457,476
Accumulated other comprehensive income, net of tax of $(1,110) and $62, respectively	1,316	3,491
Accumulated deficit	(386,990)	(357,708)
Total stockholders’ equity	72,488	103,670
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$400,074	$402,127

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Gross premiums earned:
Georgia	$15,660	$13,668	$63,332	$51,287
Florida	10,571	10,463	45,880	41,102
Texas	8,869	9,406	41,154	35,771
Ohio	7,118	6,931	30,376	26,745
Alabama	6,970	6,278	28,163	24,611
South Carolina	4,851	5,563	25,515	20,254
Tennessee	4,500	4,561	19,330	16,702
Illinois	4,495	5,837	20,733	24,050
Indiana	2,250	2,085	9,244	7,954
Pennsylvania	2,219	2,301	9,618	9,224
Mississippi	869	858	3,872	3,398
Missouri	704	1,529	5,397	5,844
California	217	—	316	—
Virginia	148	185	848	417
Total gross premiums earned	69,441	69,665	303,778	267,359
Premiums ceded to reinsurer	(110)	(101)	(450)	(372)
Total net premiums earned	$69,331	$69,564	$303,328	$266,987

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Loss	91.9%	84.4%	101.9%	82.0%
Expense	15.7%	14.9%	14.6%	17.8%
Combined	107.6%	99.3%	116.5%	99.8%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Retail locations – beginning of period	369	438	440	356
Opened	—	3	4	8
Acquired	—	—	—	83
Closed	(14)	(1)	(89)	(7)
Retail locations – end of period	355	440	355	440

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2016	2015	2014	2016	2015
Alabama	23	24	24	23	24
Arizona	10	10	—	10	10
California	47	48	—	47	48
Florida	34	39	31	34	39
Georgia	50	60	60	53	60
Illinois	39	61	60	39	58
Indiana	16	17	17	16	17
Mississippi	6	7	7	6	7
Missouri	—	9	10	6	9
Nevada	4	4	—	4	5
New Mexico	5	5	—	5	4
Ohio	27	27	27	27	27
Pennsylvania	11	14	15	11	14
South Carolina	15	24	25	20	25
Tennessee	23	23	22	23	23
Texas	45	68	58	45	68
Total	355	440	356	369	438

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885